Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Andrew Lacko, Senior Director, Investor Relations
(612) 291-6992 or andrew.lacko@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Best Buy Reports December Revenue of $8.4 Billion

Company continues to expect fiscal 2011 fully diluted

earnings per share of $3.20 - $3.40

Fiscal December Revenue Summary
(U.S. dollars in billions)

			Fiscal	Fiscal
	Fiscal December 2011		December 2011	December 2010
		Revenue	Comparable Store	Comparable Store
	Revenue	Change[1]	Sales Change[2]	Sales Change[2]
Total Company	$8.4	(1.6)%	(4.0)%	8.2%
Domestic Segment	$6.5	(3.2)%	(5.0)%	9.3%
International Segment	$1.9	4.5%	(0.1)%	3.5%

1 International segment revenue change includes a favorable foreign currency exchange rate impact. Consistent with prior presentations, results of operations in all countries in the international segment other than Canada are reported on a two-month lag.

2 Our comparable store sales is comprised of revenue from stores operating for at least 14 full months as well as revenue related to call centers, Web sites and our other comparable sales channels.  Revenue we earn from sales of merchandise to wholesalers or dealers is not included within our comparable store sales calculation. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

December Highlights

•                  Domestic segment’s comparable store sales declined 5.0 percent compared to a strong 9.3 percent comparable store sales growth in the same period last year.

•                  Domestic segment’s results driven by softness in entertainment software and televisions, partially offset by growth in Best Buy Mobile and appliances.

•                  Domestic online sales increased 13 percent.

•                  International segment’s comparable store sales declined 0.1 percent driven primarily by softness in Canada, partially offset by growth in China and Europe.

LAS VEGAS, Jan. 7, 2011 — Best Buy Co., Inc. (NYSE: BBY) today reported from the Consumer Electronics Show that revenue for the fiscal month of December ended Jan. 1, 2011, decreased 1.6 percent to $8.4 billion. The revenue decline for the five-week period, as compared to $8.5 billion in revenue for the five-week period ended Jan. 2, 2010, was due primarily to a comparable store sales decline of 4.0 percent partially offset by the addition of new stores in the past 12 months and the favorable impact of fluctuations in foreign currency exchange rates.

“December sales results were within our expected range of outcomes for the month, and I’d like to thank our employees for making a difference in providing outstanding customer experiences this holiday season,” said Brian Dunn, CEO of Best Buy.

Strength in Best Buy Mobile Partially Offsets Continued Consumer Softness in Televisions

The company’s Domestic segment generated $6.5 billion in revenue for fiscal December, a decrease of 3.2 percent when compared with the same period last year. The Domestic segment’s revenue performance included a comparable store sales decline of 5.0 percent and gains from new stores in the past 12 months.

In the Domestic segment, the entertainment software category comparable store sales declined 15.4 percent driven primarily by a decrease in gaming and continued softness in music and movies. The consumer electronics category posted a 7.9 percent comparable store sales decrease due primarily to a low double-digit decline in televisions as the industry continued to experience softness, partially offset by strength in e-readers. The home office category experienced a 4.3 percent comparable store sales increase as a result of a low double-digit increase in mobile phones, driven primarily by an increase in the mix of smart phones. A mid single-digit comparable store sales increase in mobile computing further contributed to the growth in the category driven by strength in tablet computers. The appliances category experienced a 10.9 percent comparable store sales increase and the services category recorded a 7.6 percent comparable store sales increase. The company noted that Domestic online revenue in fiscal December increased 13 percent versus the prior-year period.

The International segment’s fiscal December revenue totaled $1.9 billion, an increase of 4.5 percent versus the prior-year period. The revenue gain was driven primarily by favorable fluctuations in foreign currency exchange rates and the addition of new stores in the past 12 months, partially offset by a comparable store sales decline of 0.1 percent in fiscal December. Similar to trends in the Domestic segment, Canada reported a low single-digit comparable store sales decline. Best Buy Europe reported a mid single-digit comparable store sales gain due to demand for smart phones and strong online performance. China reported a mid single-digit comparable store sales gain driven by strong year-over-year performance during the Golden Week holiday.  As a reminder, the company’s Europe and China operations are reported on a two-month lag and therefore reflect October results.

Fiscal 2011 Annual Guidance Range

Based on fiscal December sales results and expectations for the balance of the year, the company continues to anticipate that diluted earnings per share results for the fiscal year will fall within the previously announced guidance range of $3.20 to $3.40. The company also noted that it expects to report its fiscal fourth quarter earnings and provide guidance for fiscal 2012 on March 24, 2011.

More details regarding Best Buy’s financial results, current annual financial guidance and other news releases are available on the company’s Web site at www.bby.com under “Investor Relations.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way Best Buy does business. In fiscal 2010, the company donated $25.2 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.

Domestic Category Summary

	Revenue Mix Summary Fiscal Month Ended		Comparable Store Sales Change Fiscal Month Ended
Revenue Category	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Consumer Electronics	41%	42%	(7.9)%	4.5%
Home Office	31%	28%	4.3%	28.5%
Entertainment Software	20%	22%	(15.4)%	(0.6)%
Appliances	3%	3%	10.9%	16.2%
Services	4%	4%	7.6%	0.0%
Other	1%	1%	n.a.	n.a.
Total	100%	100%	(5.0)%	9.3%

International Category Summary

	Revenue Mix Summary Fiscal Month Ended		Comparable Store Sales Change Fiscal Month Ended
Revenue Category	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Consumer Electronics	30%	31%	(6.2)%	(6.0)%
Home Office	46%	41%	8.6%	4.7%
Entertainment Software	11%	12%	(11.5)%	4.6%
Appliances	7%	7%	6.2%	51.4%
Services	6%	9%	(9.3)%	3.2%
Other	<1%	<1%	n.a.	n.a.
Total	100%	100%	(0.1)%	3.5%

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